Exhibit 99.2

West8 Tower

10205 Westheimer, Suite 1000

Houston, TX 77042

Gustavo Nechar

Vice President, Human Resources

April 1, 2013

Jan Kees van Gaalen

4950 Tilbury Drive

Houston, 77056, Texas

Dear Jan Kees,

Thank you very much for taking the time to interview with Dresser-Rand. We are impressed with your qualifications and accomplishments and would like to extend to you this employment offer with Dresser-Rand Company and to serve as the Executive Vice President & Chief Financial Officer (“DRC” and “Company”) reporting to Vincent R. Volpe, DRC’s Chief Executive Officer and President. This position will be based in our Corporate Headquarters location in Houston, USA and will also require your presence in our second Corporate Headquarters located in Paris, France.

You will be asked to travel internationally to perform your role and responsibilities, and we estimate this to be at least 25% monthly.

We would anticipate your employment start date to be on or around April 15, 2013, but not later than May 14, 2013.

The components of your total compensation package include:

•	A base salary of $15,461.54, paid bi-weekly, which equates to $402,000 on an annualized basis.

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Participation in Dresser-Rand’s annual incentive program (AIP), with a target payout level of 60% of your annual base salary, and a potential for a maximum award at two (2) times the target. For 2013, you will be eligible to receive a pro-rated portion of this incentive based on your full months of service during the year. I have sent to you separately a copy of your 2013 AIP program summary and your individualized plan targets.

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You will also participate in the Dresser-Rand Long Term Incentive (LTI) program, which is sponsored the Company. You will receive a 2013 grant valued at approximately $700,000 consisting of a pro-rated annual grant ($400,000) and a one-time special grant ($300,000) in recognition of your forfeiture of certain equity rights with respect to your current employer. This initial special grant of $700,000 will be composed of 60% of stock options and 40% of restricted stock units (time-based).

Our 2013 LTI program is composed of stock options and restricted stock units, all of which vest, as applicable, pro-rata over a 3-year period. Dresser-Rand has adopted five fixed dates on which we grant equity each year. You will receive your 2013 grant on the first fixed grant date following your start date with the Company. We expect this date to be May 15, 2013. You will be eligible for nomination in the Company’s next annual award cycle, which we expect at this time to be February 15, 2014. We would expect that the LTI grant value for the 2014 award to be approximately $643,200. We expect that LTI program grant will composed of 40% time-based restricted stock units, 30% performance based restricted stock units and 30% stock options units/SAR’s. All stock-based awards are subject to approval by the Compensation Committee for Dresser-Rand and to the terms and conditions of awards made under the Company’s 2008 Stock Incentive Plan. Annual stock-based awards are variable and contingent based on your performance and the Company’s financial performance.

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You are eligible to participate in the Company’s Non-Qualified Retirement Plan. You will have an opportunity to enroll each June (for bonus deferrals) and December (for base pay deferrals). This plan affords you an opportunity to receive up to 10% of eligible compensation as a Company Matching contribution each pay period into that plan.

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Eligibility for certain benefits in the event of a Change in Control (CIC) or involuntary separation, subject to the terms of a separate agreement to be executed after you commence employment and approval by the Compensation Committee of the Board of Directors.

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Immediate eligibility for Dresser-Rand’s vacation, holiday, and participation in the Company’s Retirement Savings Plan (RSP). You are eligible for 5 weeks of vacation per year, earned monthly. This annual amount will be prorated your first year. The RSP affords you an opportunity to receive up to 7% of your eligible compensation as a Company contribution to your account each pay period subject to the terms of that plan.

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Eligibility for our health, life and income protection benefit programs on the first day of the month following your start date. All programs, employees benefits and otherwise, are subject to program guidelines, summary plan descriptions, and plan documents, as appropriate. Information on the Dresser-Rand benefits is available at www.dresser-rand.com/benefits.

Please note that all components of your total compensation package, including eligibility, benefits, features or administrative components are subject to change, except as otherwise provided by law. No plan or program contained within this offer should be viewed as a contract or entitlement.

This offer of employment is contingent upon satisfactory provision or completion of the following:

•	Approval of the Dresser-Rand Board of Directors, which we expect soon.

•	Necessary documentation to ensure our compliance with the Immigration Reform and Control Act of 1986.

•	Your written acceptance of the terms contained within certain Dresser-Rand policies and agreements such as Code of Conduct and Employment Agreement Related to Intellectual Property.

•	Your continuing agreement to receive your salary and expense reimbursement payments via direct deposit.

•	Drug screen.

•	Background check.

•	Reference check.

•	Your written confirmation that you are not bound by any non-compete or other restriction that would prohibit you from joining the Company.

Please note that nothing in this offer letter is intended to create a fixed term of employment. Your employment with Dresser-Rand shall at all times remain “at will.”

Please confirm your acceptance of this offer by signing this letter and returning a full signed copy to me (gnechar@dresser-rand.com) by April 4, 2013. I can also be reached at +33 (0)1 56 26 71 53 or +1 (713) 973 53 18. This offer may be rescinded if you fail to timely satisfy any of the above listed contingencies.

If you have any questions regarding this offer, please contact me.

We are excited about your joining Dresser-Rand and we look forward to you being a member of our team.

Sincerely,

/s/ Gustavo Nechar